Exhibit 99.1

THE AES CORPORATION AND DPL INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

On November 28, 2011, AES completed its acquisition of 100% of the common stock of DPL, the parent company of Dayton Power & Light Company (“DP&L”), a utility company based in Ohio, for approximately $3.5 billion, pursuant to the terms and conditions of a definitive agreement (the “Merger Agreement”) dated April 19, 2011. DPL serves over 500,000 customers, primarily West Central Ohio, through its operating subsidiaries DP&L and DPL Energy Resources (“DPLER”). Additionally, DPL operates over 3,800 MW of power generation facilities and provides competitive retail energy services to residential, commercial, industrial and governmental customers. The Acquisition strengthens the Company’s U.S. utility operations by expanding in the Midwest and PJM, a regional transmission organization serving several eastern states as part of the Eastern Interconnection. The Company expects to benefit from the regional scale provided by Indianapolis Power & Light Company, its nearby integrated utility business in Indiana. As part of the Acquisition, Dolphin Subsidiary II, Inc., a direct wholly-owned subsidiary of AES merged with and into DPL, with DPL surviving as a wholly-owned subsidiary of AES.

AES funded the aggregate purchase consideration of approximately $3.5 billion through a combination of cash on hand (including the proceeds from a $1.05 billion term loan under a senior secured credit facility obtained in May 2011 and $1.0 billion notes issued in June 2011), the proceeds from a private offering in October 2011 of $450 million aggregate principal amount of 6.50% senior notes due 2016 and $800 million aggregate principal amount of 7.25% senior notes due 2021 (collectively, the “Notes”) and temporary borrowings under AES’s existing revolving credit facility.

The pro forma statement of operations reflecting the Acquisition is provided for informational purposes only. The pro forma statement of operations reflects preliminary estimates and assumptions based on the information available at the time of preparation, including, but not limited to, the preliminary estimates of the amortization and depreciation of intangible assets and property, plant and equipment based on the fair value estimates of assets and liabilities. The pro forma statement of operations is not necessarily indicative of what the companies’ results of operations actually would have been had the Acquisition been completed at the date indicated. The pro forma statement of operations should be read in conjunction with:

•	the accompanying notes to the pro forma condensed combined statement of operations; and

•	the consolidated financial statements of AES as of and for the year ended December 31, 2011 previously filed with the SEC.

THE AES CORPORATION AND DPL INC.

Pro Forma Condensed Combined Consolidated Statement of Operations

Year Ended December 31, 2011

(Unaudited)

	The AES Corporation	DPL Inc.

	Year Ended December 31, 2011	January 1, 2011 through November 27, 2011	Pro forma Adjustments			Pro Forma Combined Entity
	(in millions, except per share amounts)
Revenue:
Regulated	$9,504	$1,671	$			$11,175
Non-Regulated	7,770	—				7,770

Total revenue	17,274	1,671				18,945

Cost of Sales:
Regulated	(7,134)	(1,343)		(52	)(b),(c),(d),(e)	(8,529)
Non-Regulated	(6,006)	—				(6,006)

Total cost of sales	(13,140)	(1,343)				(14,535)

Gross margin	4,134	328				4,410

General and administrative expenses	(391)	—		23	(b)	(368)
Interest expense	(1,603)	(59)		(105	)(f)	(1,767)
Interest income	400	—				400
Other income	157	—				157
Asset impairment expense	(225)	—				(225)
Other expense	(293)	(16)				(309)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	2,179	253				2,298
Income tax expense	(636)	(102)		45	(g)	(693)
Net equity in earnings of affiliates	(2)	—				(2)

INCOME FROM CONTINUING OPERATIONS	1,541	151				1,603
Income from continuing operations attributable to noncontrolling interests	(1,083)					(1,083)

Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$458					$520

Earnings Per Share:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax
Basic	$0.59					$0.67
Diluted	0.59					0.66
Weighted-average shares of common stock outstanding (in millions):
Basic	778					778
Diluted	783					783

See Notes to Pro Forma Condensed Combined Consolidated Statement of Operations.

THE AES CORPORATION AND DPL INC.

NOTES TO PRO FORMA CONDENSED COMBINED

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined consolidated statement of operations (the “pro forma statement of operations”) has been derived from the historical consolidated statements of operations of AES and DPL after giving effect to the Acquisition transaction and certain related financing transactions (i.e., borrowings under term loan and revolving credit facility and issuance of notes as discussed in the introductory paragraph), and after applying the assumptions, reclassifications and adjustments described in these notes to the pro forma statement of operations. The pro forma statement of operations for the year ended December 31, 2011 is presented as if the Acquisition had occurred on January 1, 2011 as required under Article 11 of Regulation S-X.

Historical financial information has been adjusted in the pro forma statement of operations to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations (e.g., decreased depreciation and increased amortization expense on acquired tangible and intangible assets). The pro forma statement of operations does not reflect nonrecurring costs resulting from the Acquisition. The majority of acquisition-related nonrecurring costs include costs incurred to secure bridge financing to support the Acquisition, and fees paid to investment banking, legal and accounting professionals. The pro forma statement of operations does not include the impact of any revenue, costs or other operating synergies that may result from the Acquisition. The pro forma adjustments presented in the pro forma statement of operations are described in Note 3—Pro Forma Adjustments.

The pro forma statement of operations has been prepared using the acquisition method of accounting in accordance with the accounting guidance on business combinations with AES identified as the acquirer. In business combinations, purchase price allocation is often subject to revisions as additional information becomes available and further analyses are performed. The assets acquired and liabilities assumed in the acquisition were recorded at provisional amounts based on the preliminary purchase price allocation. The Company is in the process of obtaining additional information to identify and measure all assets acquired and liabilities assumed in the acquisition within the measurement period, which could be up to one year from the date of acquisition. Such provisional amounts will be retrospectively adjusted to reflect any new information about facts and circumstances that existed at the acquisition date that, if known, would have affected the measurement of these amounts. Additionally, key input assumptions and their sensitivity to the valuation of assets acquired and liabilities assumed are currently being reviewed by management. It is likely that the value of the generation business related property, plant and equipment, the intangible asset related to the Electric Security Plan with its regulated customers and long-term coal contracts, the 4.9% equity ownership interest in the Ohio Valley Electric Corporation, and deferred taxes could change as the valuation process is finalized. DPLER, DPL’s wholly-owned Competitive Retail Electric Service (“CRES”) provider, will also likely have changes in its initial purchase price allocation for the valuation of its intangible assets for the trade name, and customer relationships and contracts. Therefore, it is possible that the final purchase price allocation could differ materially from the information presented in these notes to pro forma statement of operations.

2. PRELIMINARY PURCHASE PRICE ALLOCATION

The preliminary purchase price allocation of the fair value of assets acquired and liabilities assumed has resulted in the identification of indefinite-lived intangible assets and intangible assets subject to amortization, adjustments to the carrying amount of property, plant and equipment and the recognition of goodwill. The preliminary allocation of the purchase price is given in the table below (in millions):

Cash	$116
Accounts receivable, net	278
Inventory	124
Other current assets	41
Property, plant and equipment, net	2,549
Intangible assets subject to amortization (current and noncurrent)	166
Indefinite-lived intangible assets (current and noncurrent)	5

Regulatory assets	201
Other noncurrent assets	58
Current liabilities excluding the current portion of long-term debt	(401)
Debt	(1,255)
Deferred tax liabilities	(558)
Regulatory liabilities	(117)
Other noncurrent liabilities	(195)
Preferred stock	(18)

Net identifiable assets acquired	994
Goodwill	2,489

Purchase price	$3,483

3. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma statement of operations are as follows:

Adjustments to Historical Financial Presentation

(a) Historical Financial Presentation — Certain reclassifications have been made to the presentation of DPL’s consolidated statement of operations to conform to the presentation used in the pro forma statement of operations. DPL’s statement of operations has been presented only for the pre-acquisition period of January 1, 2011 through November 27, 2011. The operating results of DPL for the post acquisition period (i.e., November 28, 2011 through December 31, 2011) have been included in AES’s historical consolidated statement of operations for the year ended December 31, 2011 in accordance with the accounting guidance for Business Combinations. In addition, as permitted by Article 11 of Regulation S-X, certain line items in AES’s and DPL’s historical statements of operations have been condensed for purposes of the pro forma financial information presentation. These adjustments do not have any impact on the historical income from continuing operations after taxes reported by AES or DPL.

Adjustments to Pro Forma Statement of Operations

For the purpose of pro forma statement of operations presentation, the following pro forma adjustments were made to the reported amounts for the year ended December 31, 2011:

(b) Acquisition-related costs — Represents adjustments for the following non-recurring acquisition-related costs:

•	the elimination of third-party transaction costs of $23 million (primarily for investment banking, accounting and legal fees) included in AES’s historical general and administrative expenses; and

•	the elimination of third-party transaction costs of $26 million (primarily for investment banking, accounting and legal fees) included in DPL’s historical cost of sales.

(c) Depreciation — Represents a reduction in depreciation expense of $22 million due to the net impact of fair value adjustments to DPL’s generation assets and change in estimate of their remaining useful lives.

(d) Amortization of intangible assets — Represents net amortization of $104 million on intangible assets subject to amortization recognized in the preliminary purchase price allocation.

(e) Elimination of prior service costs/actuarial losses amortization— Includes the reversal of $4 million of prior service costs and actuarial losses included in DPL’s historical statement of operations.

(f) Interest expense — Includes the following adjustments to the historical interest expense, which were directly attributable to the Acquisition:

•	an increase in interest expense of $27 million on a $1.05 billion term loan secured in May 2011 by AES;

•	an increase in interest expense of $34 million on $1.0 billion aggregate principal senior notes issued in June 2011 by AES;

•	an increase in interest expense of $8 million on temporary borrowings under AES’s existing revolving credit facility to finance the Acquisition;

•

an increase in interest expense of $82 million on $1.25 billion aggregate principal senior notes issued in October 2011 by a special-purpose subsidiary, which was merged into DPL upon closing of the Acquisition;

•	a decrease in interest expense of $16 million[1] due to the accretion of the fair value adjustment on DPL’s existing debt; and

•	the elimination of bridge loan facility fees of $30 million to support the Acquisition included in AES’s historical interest expense.

(g) Income taxes — Represents the income tax effects of pro forma adjustments, which was calculated using an estimated post-acquisition composite statutory income tax rate of 35%. In addition, DPL had amortized an investment tax credit received in prior years as a reduction of income tax expense in its historical statement of operations. The amount was eliminated in the tax effects of pro forma adjustments.

[1]	Amortization of premiums and discounts on debt is not considered in DPL’s rate making process.